EXHIBIT 99.1

700 Milam St, Suite 3100
[PLAINS RESOURCES LOGO]	Houston, TX 77002

NEWS RELEASE

Contact:	Stephen A. Thorington
Executive Vice President and Chief Financial Officer
(832) 239-6096 or (800) 934-6083

FOR IMMEDIATE RELEASE

PLAINS RESOURCES RECEIVES BUYOUT PROPOSAL; SPECIAL COMMITTEE

OF THE BOARD ESTABLISHED

Houston, Texas—November 20, 2003—Plains Resources Inc. (NYSE:PLX) announced that on November 19, 2003 it received a proposal from Vulcan Capital, along with PLX’s Chairman James C. Flores and its CEO and President, John T. Raymond, to acquire all of PLX’s outstanding stock for $14.25 per share in cash. Vulcan Capital is the investment arm of Seattle-based investor Paul G. Allen. The offer indicates that commitments for all of the financing necessary to complete the transaction have been received.

In response to receipt of the proposal, the PLX board has established a special committee comprised of board members William C. O’Malley and William M. Hitchcock. The special committee has been authorized to review, evaluate, negotiate and make recommendations to the full board of PLX with respect to the proposal from Vulcan Capital. In addition, the special committee may consider proposals from other parties relating to a transaction with the Company. The special committee will retain its own legal counsel and independent financial advisors.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Company’s shares. There can be no assurance that the proposed transaction described in the press release will be accepted by the Company in its proposed form or any revised form or, that even if accepted, that the transaction will close.

If the Company accepts the proposed transaction, the acquiror and the Company will be required to make certain other filings regarding the proposed transaction with the Securities and Exchange Commission. Because such filings will contain important information, investors are urged to read any such filings regarding the proposed transaction. Investors may obtain free copies of any such filings and other documents the Company has filed with the Commission at the Commission’s website at www.sec.gov. Information concerning any participants in any solicitation of the Company’s stockholders that is made in connection with the proposed transaction will be disclosed when available.

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Plains Resources is an independent energy company engaged in the acquisition, development and exploitation of crude oil and natural gas. Through its ownership in Plains All American Pipeline, L.P., Plains Resources has interests in the midstream activities of marketing, gathering, transportation, terminaling and storage of crude oil. Plains Resources is headquartered in Houston, Texas.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, economic conditions, oil and gas price volatility, uncertainties inherent in the exploration for and development and production of oil and gas and in estimating reserves, regulatory changes, risks, uncertainties and other factors that could have an impact on Plains All American Pipeline, L.P., or PAA, which could in turn impact the value of our holdings in PAA, and other factors discussed in Plains Resources’ filings with the Securities and Exchange Commission.

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